Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 14, 2022

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Third Quarter 2022 Results

•	Q3 2022 EPS of $0.04 per share

•	Record high Air and Liquid Processing segment backlog

•	U.S. equipment modernization project on-track with arrival of first machine tool expected in Q4 2022

•	Improved liquidity from execution of sale and leaseback financing and equipment financing agreements

Carnegie, PA, November 14, 2022 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net sales of $99.6 million and $296.7 million, respectively, for the three and nine months ended September 30, 2022, compared to $81.2 million and $260.4 million for the three and nine months ended September 30, 2021, respectively. The increase is primarily attributable to higher selling prices and variable-index surcharges in the Forged and Cast Engineered products and a higher level of shipments in both segments, offset in part by unfavorable foreign exchange translation.

Net income was $0.8 million, or $0.04 per diluted share, and $2.9 million, or $0.15 per diluted share, for the three and nine months ended September 30, 2022, respectively. This compares to a net loss of $1.6 million, or $0.08 per diluted share, and $0.4 million, or $0.02 per diluted share, for the three and nine months ended September 30, 2021, respectively.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Despite the negative operating environment in Europe and planned maintenance downtime taken during the quarter in our Forged and Cast Engineered Products segment, Ampco-Pittsburgh reported positive net income in Q3. While energy prices in Europe increased further during the quarter, certain commodity prices have fallen from their peaks, helping our product surcharges to keep pace. Sales growth included higher roll shipments and I am especially pleased with the growth we are experiencing in the Air & Liquid segment, with another record-setting quarter for its order book. In addition, the Corporation improved its liquidity position during the quarter by successfully executing sale and leaseback and equipment financing transactions.”

(Loss) income from operations for the three and nine months ended September 30, 2022, was $(0.1) million and $0.8 million, respectively, compared to (loss) from operations of $(2.4) million and $(1.0) million for the three and nine months ended September 30, 2021, respectively. The change primarily reflects inflationary increases in operating costs being approximately offset by higher pricing and variable-index surcharges, the benefit of a higher volume of shipments, and, for the year-to-date period, the favorable impact of an employee benefit change.

Investment-related income for the three months ended September 30, 2022, improved compared to the prior year due to the timing of dividend income received in the quarter from one of the Corporation’s Chinese joint ventures, but declined in amount for the nine months ended September 30, 2022 compared to the prior year. Interest expense for the three and nine months ended September 30, 2022, increased in comparison to the prior year based on higher bank debt and higher interest rates. Other – net for the three and nine months ended September 30, 2022, increased in comparison to the prior year due primarily to higher gains on foreign exchange transactions, offset in part by Rabbi Trust mark-to-market losses in the current year periods.

The income tax provision for the three and nine months ended September 30, 2022, included expense of $0.3 million, or $0.02 per common share, for the revaluation of certain deferred tax assets associated with the Pennsylvania tax rate change. The income tax provision for the nine months ended September 30, 2021, included expenses totaling $0.5 million, or $0.03 per common share, for the revaluation of certain deferred income tax liabilities for a future tax rate change enacted in the U.K. and for the restructuring of a foreign sales office.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2022, improved from the prior year period due to higher selling prices and variable-index surcharges passed through to customers as a result of higher raw material, energy and transportation costs, a higher volume of mill roll shipments, and for the year-to-date period, a higher volume of forged engineered products to the steel distribution and oil and gas markets. Unfavorable foreign exchange translation was a partly offsetting factor.

Operating results for the three and nine months ended September 30, 2022, improved compared to the prior year periods primarily due to improved recovery of costs and higher shipments.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three and nine months ended September 30, 2022, increased primarily due to higher shipments in the heat exchange coil and custom air handling businesses. Operating results were comparable to prior year for the three months ended September 30, 2022 given unfavorable sales mix due to supply chain issues, but improved for the nine months ended September 30, 2022, primarily due to higher shipment volumes of heat exchange coils.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Tuesday, November 15, 2022, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2022. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10172779/f4f566692a. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free):	1-844-308-3408
•	Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials; limitations in availability of capital to fund our operations and strategic plan; inability to maintain adequate liquidity in order to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms in order to acquire capital expenditures that may be required to support our growth strategy; inoperability of certain equipment on which we rely; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations; consequences of global pandemics (including COVID-19); work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal controls; disruptions caused by hostilities, including any disruptions caused by the hostilities in Ukraine; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K, and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$99,647	$81,185	$296,655	$260,413

Cost of products sold (excl. depreciation and amortization)	84,378	67,990	250,685	213,011
Selling and administrative	11,089	10,910	31,941	34,538
Depreciation and amortization	4,206	4,279	13,133	13,515
Loss on disposal of assets	48	367	47	334

Total operating expenses	99,721	83,546	295,806	261,398

(Loss) income from operations	(74)	(2,361)	849	(985)
Other income (expense):
Investment-related income	507	14	513	1,079
Interest expense	(1,486)	(834)	(3,684)	(2,672)
Other – net	3,174	2,006	7,019	4,694

Total other income – net	2,195	1,186	3,848	3,101
Income (loss) before income taxes	2,121	(1,175)	4,697	2,116
Income tax provision	(987)	(291)	(1,432)	(2,044)

Net income (loss)	1,134	(1,466)	3,265	72
Less: Net income attributable to noncontrolling interest	288	123	371	431

Net income (loss) attributable to Ampco-Pittsburgh	$846	$(1,589)	$2,894	$(359)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.04	$(0.08)	$0.15	$(0.02)

Diluted	$0.04	$(0.08)	$0.15	$(0.02)

Weighted-average number of common shares outstanding:
Basic	19,396	19,093	19,291	18,905

Diluted	19,522	19,093	19,473	18,905

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales:
Forged and Cast Engineered Products	$75,511	$61,179	$229,848	$195,558
Air and Liquid Processing	24,136	20,006	66,807	64,855

Consolidated	$99,647	$81,185	$296,655	$260,413

(Loss) Income from Operations:
Forged and Cast Engineered Products	$(62)	$(2,832)	$1,107	$688
Air and Liquid Processing	2,917	2,891	8,177	7,265
Corporate costs	(2,929)	(2,420)	(8,435)	(8,938)

Consolidated	$(74)	$(2,361)	$849	$(985)